As filed with the Securities and Exchange Commission on January 11, 2000
                                                 Registration No. 333-89863

-------------------------------------------------------------------------------

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          ----------------------

                              AMENDMENT NO. 3
                                    TO
                                 FORM S-1

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                          ----------------------


                          GRANT GEOPHYSICAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     Delaware                             1382                   76-0548468
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
of incorporation)             Classification Code Number)   Identification No.)

                              16850 Park Row
                           Houston, Texas 77084
                              (281) 398-9503
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                            Michael P. Keirnan
                          Chief Financial Officer
                          Grant Geophysical, Inc.
                              16850 Park Row
                           Houston, Texas 77084
                              (281) 398-9503
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                                 Copy to:
                            William B. Masters
                    Jones, Walker, Waechter, Poitevent,
                      Carrere & Denegre, L.L.P.
                          201 St. Charles Avenue
                       New Orleans, Louisiana  70170
                           Phone: (504) 582-8000
                            Fax: (504) 582-8012

                          ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.


                          ----------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.




                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimated except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee .............  $  19,737
Printing costs ..................................................  $   5,000*
Accounting fees and expenses ....................................  $  75,000*
Legal fees and expenses .........................................  $ 100,000*
Miscellaneous expenses ..........................................  $  15,263*
                                                                   -  ------

Total ...........................................................  $ 215,000
                                                                   = =======


*     Estimate.


ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of the director's fiduciary duty as a director, except in the case where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of a dividend, approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation (the "Charter") contains a provision that eliminates the personal liability of the directors of the Registrant as set forth above.

   Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative other than an action by or in the right of such corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys' fees, which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

   In accordance with Section 145 of the DGCL, the Registrant has adopted a by-law that provides that, to the fullest extent permitted by DGCL, the Registrant shall indemnify any person serving as a director or officer of the Registrant and every such director or officer serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for expenses incurred in the defense of, or in connection with, any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative. Under Section 145 of the DGCL and the Registrant's by-laws, such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Charter, any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

   Section 145(g) also empowers a Delaware corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted or incurred by the individuals in those capacities, whether or not the corporation would have the power under
Section 145 to  indemnify  them against such liability.  The Registrant has
purchased  and  maintains  insurance   to   protect   persons  entitled  to
indemnification pursuant to its by-laws and the DGCL against expenses, Cjudgments, fines and amounts paid in settlement, to the fullest extent permitted by the DGCL. The Registrant has also entered into an agreement with each of its directors requiring the Registrant to indemnify the director to the fullest extent allowed by Delaware law.



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   The sales of the following securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) of the Securities Act, or Rule 506 or Rule 701 promulgated thereunder. In each such transaction, the recipients of securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions.

   On October 11, 1999, the Company issued 100,000 shares of the Company's Common Stock to The Andrews Group International, Inc., ("Andrews") under an Asset Purchase Agreement dated as of the date thereof, between Andrews and the Company.*

   On October 1, 1999, the Company issued 677 shares of its 8% Exchangeable Preferred Stock to Elliott Associates, L.P. ("Elliott") as payment in-kind for dividends payable on that date on the 8% Exchangeable Preferred Stock held by Elliott.*

   Between August 16, 1999 and January 5, 2000, the Company issued 149,000 shares of 8% Exchangeable Preferred Stock to Elliott in exchange for an aggregate of $14,900,000.*

   On February 24, 1999, Stephen H. Wood, Chief Operating Officer of the Company, was granted an option to purchase 200,000 shares of the Company's Common Stock at a purchase price of $4.25 per share. The exercisability of the options granted to Mr. Wood are subject to vesting requirements.**

   On February 3, 1999, Richard H. Ward, President and Chief Executive Officer of the Company, was granted an option to purchase 600,000 shares of the Company's Common Stock at a purchase price of $4.25 per share. The exercisability of the options granted to Mr. Ward are subject to vesting requirements.**

   Between February 18, 1998 and June 30, 1998, under the Grant Geophysical, Inc. 1997 Equity and Performance Incentive Plan, as amended, employees of the Company were granted options to purchase an aggregate of 1,287,100 shares of the Company's Common Stock at an average purchase price of $5.05 per share and the range was between $4.75 and $6.84. The exercisability of the options granted to employees of the Company are subject to vesting requirements.**

   On  February  18,  1998,  the  Company  issued  $100  million  aggregate
principal  amount  of  its  9   3/4  %  Senior  Notes due 2008, Series A to
Jefferies & Company, Inc.***

   On December 30, 1997, the Company issued 4,094,494 shares of Common Stock to Elliott and 5,405,504 shares of Common Stock to Westgate International, L.P. ("Westgate") in exchange for an aggregate of $33,953,054 in cash and/or satisfaction of indebtedness of the Company.*

   On December 19, 1997, in connection with the acquisition of Solid State Geophysical Inc. ("Solid State"), Elliott and Westgate transferred their shares of Solid State to the Company in exchange for 4,652,555 shares of Common Stock.*

   On December 18, 1997, the Company exchanged 9,571.162 shares of Preferred Stock held by Elliott, together with accrued dividends thereon, for a 10.5% Subordinated Note due March 31, 1999 in the principal amount of $9,786,114.35.*

   On September 30, 1997, the Company issued 9,785.581 shares of Preferred Stock to each of Elliott and Westgate in exchange for an aggregate of $19,571,162 in cash and/or satisfaction of indebtedness of the Company.*

   The following transaction was conducted in reliance upon the exemption from registration for securities issued under a plan of reorganization provided in section 1145 of the Bankruptcy Code.

   In connection with the consummation of GGI Liquidation Corporation's Second Amended Plan of Reorganization, on September 30, 1997, the Company issued one share of Common Stock to Elliott in exchange for $1.00. On December 19, 1997, the Company effected a two-to-one stock split in the form of a stock dividend of shares to Elliott.

*    Offering made under the exemption offered by Section 4(2)
**   Offering made under the exemption offered by Rule 701
*** Offering made under the exemption offered by Rule 506 and resale of the senior notes under the exemption offered by Rule 144A


ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. The following Exhibits are filed herewith and made a part hereof:


EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
-------        -----------------------

3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19, 1999).

3.2            Articles   of   Amendment   to   the  Amended  and  Restated
               Certificate of Incorporation of the Registrant.*

3.3 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19,
               1999).

4.1 Certificate of Designations of 8% Exchangeable Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19, 1999).

4.2 Certificate of Designations of 8% Convertible Preferred Stock of the Registrant.*

4.3 Specimen Certificate for the Common Stock, par value $.001 per share, of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

4.4 Specimen Certificate for the 8% Exchangeable Preferred Stock, par value $.001 per share, of the Registrant.*

4.5 Specimen Certificate for the 8% Convertible Preferred Stock, par value $.001 per share, of the Registrant.*

4.6 Indenture dated as of February 18, 1998, by and among the Registrant, LaSalle National Bank, as trustee, and the subsidiary guarantors, as defined therein (incorporated by reference to Exhibit 4.6 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

5.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. regarding legality of securities being registered.**

8.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. regarding tax matters.**

10.1 Registration Rights Agreement between the Registrant and Elliott dated September 19, 1997 (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.2 Amendment No. 1 to Registration Rights Agreement between the Registrant and Elliott, dated October 1, 1997 (incorporated by reference to Exhibit 4.3 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.3 Amendment No. 2 to Registration Rights Agreement between the Registrant and Elliott, dated December 17, 1997 (incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.4 Amendment No. 3 to Registration Rights Agreement between the Registrant and Elliott, dated October 25, 1999.*

10.5 Executive Employment Agreement between Solid State and Mitchell L. Peters, dated November 24, 1997 (incorporated by reference to Exhibit 10.7 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.6           Grant  Geophysical,  Inc.   1997   Equity   and  Performance
               Incentive Plan, as amended.*

10.7           Consulting  Agreement between the Registrant and  Donald  W.
               Wilson, dated  April  28, 1998 (incorporated by reference to
               Exhibit 10.16 of Amendment No. 1 to the Registrant's Registration Statement on Form S-4, File No. 33-48799, filed with the Commission on May 8, 1998).

10.8 Letter Agreement between the Registrant and Larry E. Lenig, Jr., dated January 27, 1999 (incorporated by reference to
               Exhibit 10.16 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on April 8, 1999).

10.9           Employment  Agreement  between the Registrant and Richard H.
               Ward, dated February 3,  1999  (incorporated by reference to
               Exhibit 10.17 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on April 8, 1999).

10.10 Loan and Security Agreement dated as of May 11, 1999 by and among the Registrant, Elliott and Foothill Capital Corporation (incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the Commission on August 13,
               1999).

10.11 Amendment No. 1 to Loan and Security Agreement, dated as of August 12, 1999, by and among the Registrant, Elliott and Foothill Capital Corporation.*

10.12 Amendment No. 2 to Loan and Security Agreement, dated as of September 23, 1999, by and among the Registrant, Elliott and Foothill Capital Corporation.*

10.13          Employment Agreement  between  the Registrant and Stephen H.
               Wood, dated February 24, 1999 (incorporated  by reference to
               Exhibit 10.18 of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1998, filed with the Commission on April 8, 1999).

10.14 Form of Indemnity Agreement between the Registrant and its directors (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19, 1999).

12.1           Statement  of  Computation  of Ratio of  Earnings  to  Fixed
               Charges.*

16.1 Letter from KPMG LLP, dated November 30, 1998, regarding change in certifying accountant (incorporated by reference to Exhibit 16 of the Registrant's Current Report on Form 8-K filed with the Commission on December 1, 1998).

21.1           Subsidiaries of the Registrant.*

23.1 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibits 5.1 and 8.1).

23.2           Consent of KPMG LLP to GGI Liquidation Corporation.*

23.3           Consent of KPMG LLP to Grant Geophysical, Inc.*

23.4           Consent of PricewaterhouseCoopers LLP.*

24.1 Power of Attorney (included in the Signature Page to this Registration Statement).

99.1           Form of Subscription Exercise Notice.*

99.2           Form  of Notice  of  Guaranteed  Delivery  for  Subscription
               Exercise Notice.*

99.3           Form of Letter of Transmittal.*

99.4           Form of  Notice of Guaranteed Delivery for Letter of
               Transmittal.*


(b)  Financial Statement Schedules.

All schedules have been  omitted  because  they  are  not  applicable,  not
required   or  the  required  information  is  included  in  the  financial statements and notes thereto.

*      Previously filed.
**    Filed herewith.


ITEM 17.  UNDERTAKINGS.

   (a)  Insofar  as  indemnification  for  liabilities  arising  under  the
Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b)  The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of January, 2000.

                                   GRANT GEOPHYSICAL, INC.


                                   By:    /S/ Richard H. Ward
                                       -----------------------------------
                                       Richard H. Ward
                                       President and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    SIGNATURE                      TITLE                          DATE
    ---------                      -----                          ----

                           President, Chief Executive Officer  January 11, 2000
/S/ Richard H. Ward        and Director
------------------------   (Principal Executive Officer)


/S/ Michael P. Keirnan*    Chief Financial Officer,            January 11, 2000
------------------------   Treasurer and Secretary
Michael P. Keirnan         (Principal Financial and
                           Accounting Officer)


/S/ Donald W. Wilson*      Chairman of the Board               January 11, 2000
------------------------
Donald W. Wilson


/S/ W. Richard Anderson*   Director                            January 11, 2000
------------------------
W. Richard Anderson


/S/ James R. Brock*        Director                            January 11, 2000
------------------------
James R. Brock


/S/ J. Kelly Elliott*      Director                            January 11, 2000
------------------------
J. Kelly Elliott


/S/ Jonathan D. Pollock*   Director                            January 11, 2000
------------------------
Jonathan D. Pollock


/S/ Donald G. Russell*     Director                            January 11, 2000
------------------------
Donald G. Russell



*By: /S/ Richard H. Ward
     -------------------
     Richard H. Ward
     Attorney-in-Fact and Agent